PRESS RELEASE

For release:	May 5, 2014

Contact:	Media
Linda Hohn
Associate General Counsel
(610) 660-6862
lhohn@global-indemnity.com

Global Indemnity plc Reports First Quarter 2014 Financial Results.

Dublin, Ireland (May 5, 2014) – Global Indemnity plc (NASDAQ:GBLI) today reported net income for the three months ended March 31, 2014 of $8.8 million or $0.35 per share. As of March 31st, book value per share was $34.82, an increase of 0.5% compared to book value per share of $34.65 at December 31, 2013.

Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Three Months Ended March 31,			As of March 31,	As of December 31,
	2014	2013		2014	2013

Gross Premiums Written	$77.2	$74.9	Book value per share	$34.82	$34.65
Net Premiums Written	$72.9	$71.5	Shareholders’ equity	$880.8	$873.3
			Cash and invested assets	$1,559.4	$1,567.4
Net income	$8.8	$12.4
Net income per share	$0.35	$0.49

Operating income	$9.8	$8.5
Operating income per share	$0.39	$0.34

Cynthia Y. Valko, Chief Executive Officer, commented: “Operating income has increased 14% compared to 2013. Premium growth was realized in both Insurance Operations and Reinsurance Operations. The loss ratio has improved due to improved underwriting and pricing and the expense ratio has declined as earned premiums increased. We have continued to realize price increases in most lines; however, we are seeing price pressure in larger property accounts and in the property catastrophe market. The overall combined ratio improved to 96% compared to 101% for the same period in 2013.

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages in the United States, as well as reinsurance worldwide. Global Indemnity plc’s two primary segments are:

•	United States Based Insurance Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Forward-Looking Information

Forward-looking statements contained in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. We caution investors that our actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for a discussion of the risks and uncertainties which may affect us and for a more detailed discussion of our cautionary note regarding forward-looking statements.

Global Indemnity plc’s Combined Ratio for the Three Months Ended March 31, 2014 and 2013

The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Three Months Ended March 31,
	2014	2013
Loss Ratio:
Current Accident Year
Excluding Catastrophes	50.4	53.1
Catastrophes	9.8	8.4

Current Accident Year	60.2	61.5
Changes to Prior Accident Year	(3.1)	(4.7)

Loss Ratio – Calendar Year	57.1	56.8
Expense Ratio	39.2	43.7

Combined Ratio	96.3	100.5

For the three months ended March 31st, the accident year loss ratio decreased by 1.3 points to 60.2 in 2014 from 61.5 in 2013.

For the three months ended March 31, 2014, the current accident year loss ratio improved to 60.2 compared to 61.5 for the same period in 2013. The property loss ratio decreased 1.3 points to 54.6 in 2014 from 55.9 in 2013. The casualty loss ratio decreased 0.6 points to 71.4 in 2014 from 72.0 in 2013.

Total calendar year results in 2014 include a 3.1 point reduction in the loss ratio related to prior accident years, which was primarily driven by better than expected emergence in the professional and general liability lines.

For the three months ended March 31st, the expense ratio decreased from 43.7 in 2013 to 39.2 in 2014.

The decrease is primarily due to growth in earned premiums in both the Insurance and Reinsurance Operations.

Global Indemnity plc’s Gross and Net Premiums Written Results by Segment

(Dollars in thousands)	Three Months Ended March 31,
	Gross Premiums Written		Net Premiums Written
	2014	2013	2014	2013
Insurance Operations	$52,992	$51,088	$48,656	$47,628
Reinsurance Operations	24,205	23,851	24,205	23,850

Total	$77,197	$74,939	$72,861	$71,478

Insurance Operations: For the three months ended March 31, 2014, gross premiums written and net premiums written increased 3.7% and 2.2%, respectively, compared to the same period in 2013 primarily due to growth in small business binding authority lines.

Reinsurance Operations: For the three months ended March 31, 2014, gross premiums written and net premiums written both increased 1.5%, compared to the same periods in 2013.

Note: Tables Follow

GLOBAL INDEMNITY PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended March 31,
	2014	2013

Gross premiums written	$77,197	$74,939

Net premiums written	$72,861	$71,478

Net premiums earned	$67,544	$55,996
Net investment income	8,284	10,034
Net realized investment gains (losses)	(813)	5,757
Other income (loss)	168	54

Total revenues	75,183	71,841

Net losses and loss adjustment expenses	38,572	31,788
Acquisition costs and other underwriting expenses	26,485	24,477
Corporate and other operating expenses	2,961	2,345
Interest expense	191	1,173

Income before income taxes	6,974	12,058
Income tax (benefit)	(1,849)	(307)

Net income	$8,823	$12,365

Weighted average shares outstanding–basic	25,123	25,055

Weighted average shares outstanding–diluted	25,279	25,099

Net income per share – basic	$0.35	$0.49

Net income per share – diluted	$0.35	$0.49

Combined ratio analysis: (1)
Loss ratio	57.1	56.8
Expense ratio	39.2	43.7

Combined ratio	96.3	100.5

(1)	The loss ratio, expense ratio and combined ratio are non-GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY PLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) March 31, 2014	December 31, 2013
ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2014 - $1,180,713 and 2013 - $1,187,685)	$1,196,858	$1,204,364
Equity securities:
Available for sale, at fair value (cost: 2014 - $197,088 and 2013 - $191,425)	257,940	254,070
Other invested assets:
Available for sale securities, at fair value (cost: 2014 - $5,167 and 2013 - $3,065)	5,364	3,489

Total investments	1,460,162	1,461,923

Cash and cash equivalents	99,223	105,492
Premiums receivable, net	57,853	49,888
Reinsurance receivables, net	198,967	197,887
Funds held by ceding insurers	23,764	18,662
Federal income taxes receivable	422	—
Deferred federal income taxes	6,444	4,206
Deferred acquisition costs	24,237	22,177
Intangible assets	17,901	17,990
Goodwill	4,820	4,820
Prepaid reinsurance premiums	4,840	5,199
Receivable for securities sold	—	723
Other assets	25,456	22,812

Total assets	$1,924,089	$1,911,779

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$779,047	$779,466
Unearned premiums	121,588	116,629
Federal income taxes payable	—	1,595
Ceded balances payable	2,719	5,177
Contingent commissions	11,819	12,677
Payable for securities purchased	6,595	—
Margin borrowing facility	100,000	100,000
Other liabilities	21,520	22,955

Total liabilities	1,043,288	1,038,499

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; A ordinary shares issued: 16,298,226 and 16,200,406 respectively; A ordinary shares outstanding: 13,233,411 and 13,141,035, respectively; B ordinary shares issued and outstanding: 12,061,370 and 12,061,370, respectively	3	3
Additional paid-in capital	517,466	516,653
Accumulated other comprehensive income, net of taxes	52,052	54,028
Retained earnings	412,684	403,861
A ordinary shares in treasury, at cost: 3,064,815 and 3,059,371 shares, respectively	(101,404)	(101,265)

Total shareholders’ equity	880,801	873,280

Total liabilities and shareholders’ equity	1,924,089	$1,911,779

GLOBAL INDEMNITY PLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) March 31, 2014	December 31, 2013

Fixed Maturities	$1,196.9	$1,204.4
Cash and cash equivalents	99.2	105.5

Total bonds and cash and cash equivalents	1,296.1	1,309.9
Equities and other invested assets	263.3	257.5

Total cash and invested assets, gross	1,559.4	1,567.4
Receivable / (payable) for securities	(6.6)	0.7

Total cash and invested assets, net	$1,552.8	$1,568.1

(Unaudited) Three Months Ended March 31, 2014 (a)

Net investment income	$8.3

Net realized investment gains (losses)	(0.8)
Net unrealized investment gains (losses)	(2.6)

Net realized and unrealized investment returns	(3.4)

Total investment return	$4.9

Average total cash and invested assets (b)	$1,560.5

Total investment return %	0.3%

(a)	Amounts in this table are shown on a pre-tax basis.
(b)	Simple average of beginning and end of period, net of payable/receivable for securities.

GLOBAL INDEMNITY PLC

SUMMARY OF OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended March 31,
	2014	2013

Operating income	$9,764	$8,537
Adjustments:
Net realized investment gains (losses), net of tax	(941)	3,828

Total after-tax adjustments	(941)	3,828

Net income	$8,823	$12,365

Weighted average shares outstanding – basic	25,123	25,055

Weighted average shares outstanding – diluted	25,279	25,099

Operating income per share – basic	$0.39	$0.34

Operating income per share – diluted	$0.39	$0.34

Note Regarding Operating Income

Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses). Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.